Exhibit 10.35

Portions of this exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such portions are marked by a series of asterisks.

LICENSE AGREEMENT

BY AND BETWEEN

GLAXOSMITHKLINE

AND

VIROPHARMA INCORPORATED

LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”) is made this 8th day of August, 2003 (the “Effective Date”), by and among SmithKline Beecham Corporation, a company organized and existing under the laws of the Commonwealth of Pennsylvania, and having its principal place of business at One Franklin Plaza, Philadelphia, Pennsylvania 19102 (“SB”), Glaxo Group Limited, a company incorporated under the laws of England and having its principal place of business at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex UB6 ONN, UK (“GGL”), (SB and GGL are collectively referred herein to as “GSK”) and ViroPharma Incorporated, a company organized and existing under the laws of the State of Delaware, and having its principal place of business at 405 Eagleview Boulevard, Exton, PA 19341 (“ViroPharma”). For purposes of this Agreement, GSK and ViroPharma shall also include each company’s respective Affiliates.

RECITALS

WHEREAS, Burroughs Wellcome Co. (“BWC”), predecessor-in-interest to Glaxo Wellcome Inc. (“GWI”), which in turn is predecessor-in-interest to GSK, and MICHIGAN (as defined below) entered into an exclusive license agreement pursuant to which MICHIGAN granted BWC an exclusive license to MICHIGAN’s ownership interest in certain patents within the Patent Rights and Know-How (as each is defined below) relating to the GSK Compounds as further described below;

WHEREAS, GSK is the owner and licensee of certain Patent Rights and Know-How covering the GSK Compounds as further described below;

WHEREAS, ViroPharma desires to obtain licenses under the Patent Rights and Know-How for the purpose of further development and eventual commercialization exploitation of Products embodying the GSK Compounds; and

WHEREAS, GSK is willing to grant such licenses to ViroPharma.

NOW, THEREFORE, in consideration of the financial terms set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby covenant and agree as follows:

ARTICLE I

1. DEFINITIONS

1.1. “Adverse Event” means (i) any findings from tests of a GSK Compound or Product in laboratory animals that suggests a significant risk for human subjects including reports of mutagenicity, teratogenicity or carcinogenicity, and (ii) any medical occurrence in a patient or clinical investigation subject, temporally associated with the use of a GSK Compound or Product, whether or not considered related to the GSK Compound or Product. An Adverse Event can be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease (new or exacerbated) temporally associated with the use of a GSK Compound or Product. For marketed Products, an Adverse Event would include a failure to produce expected benefits (i.e. lack of efficacy), abuse or misuse.

1.2. “Affiliates” means any Person which, directly or indirectly, owns, is owned by, or is under common ownership with a Party to this Agreement or any Person actually controlled by, controlling, or under common control with a Party to this Agreement. For the purposes of this definition, “ownership” or “control” means a Person owns or controls at least (i) fifty percent (50%) of the voting stock of a corporation, or (ii) in the absence of the ownership of at least fifty percent (50%) of the voting stock of a corporation or in the case of non-corporate entity, it has the power to direct or cause the direction of the management and polices of such corporation or non-corporate entity, as applicable.

1.3. “Base Currency” means United States Dollars ($).

1.4. “Commercial Sale” means the sale of a Product to a Third Party for consideration.

1.5. “Competing Product” means, on a country-by-country basis, a therapeutic, palliative, or prophylactic agent or compound (other than a GSK Compound or a Product) developed, marketed, promoted, detailed, advertised, distributed or sold by or for ViroPharma or its Affiliates in the Territory, for use in the Field.

1.6. “Confidential Information” means any proprietary and trade secret ideas, technical information, trade secrets, ViroPharma Know-How, GSK Know-How, commercial information, techniques, data or other information, whether in written or verbal form disclosed by GSK or ViroPharma to the other, including, without limitation, that information which relates to: (i) the GSK Compounds or any Product; (ii) the manufacturing of the GSK Compounds or any Product; or (iii) the Patent Rights.

1.7. “Effective Date” means the date set forth in the first paragraph of this Agreement.

1.8. “EMEA” means the European Medicinal Evaluation Agency, or any successor thereto.

1.9. “FDA” means the U.S. Food and Drug Administration, or any successor thereto.

1.10. “Field” means the treatment, palliation and prevention in humans of cytomegalovirus infections related to (i) transplant (including solid organ and hematopoietic stem cell transplantation), (ii) congenital transmission, and (iii) HIV. The Field does not include use of the GSK Compounds for any other purpose, including but not limited to the treatment of HSV-1, HSV-2, Epstein Barr Virus, Varicella Zoster Virus, HHV-6, HHV-7, HHV-8, lymphoproliferative disease, multiple sclerosis, chronic fatigue syndrome or primary atherosclerosis.

1.11. “First GSK Compound” means the compound designated 1263W94 as shown on Schedule 1.11.

1.12. “GAAP” means generally accepted accounting principles, in effect from time to time, as recognized by the American Institute of Certified Public Accountants.

1.13. “Generic Equivalent Product” means a drug product that (a) in the United States, FDA has evaluated as “therapeutically equivalent” to a Product sold by ViroPharma, its Affiliates, or its Sublicensees (as indicated by assignment of a therapeutic equivalence evaluation code beginning with the letter “A” in the FDA publication “Approved Drug Products with Therapeutic

Equivalence Evaluations”); (b) in the European Union, a regulatory authority in the European Union has evaluated as “essentially similar;” or (c) in any country in the Territory outside the United States and the European Union, has a comparable regulatory status or evaluation in terms of a dispensing pharmacist’s ability lawfully to dispense such drug product as a therapeutically equivalent of a Product sold by ViroPharma and its Affiliates or Sublicensees without express permission from the prescriber or the patient.

1.14. “GSK Compounds” means, collectively, the First GSK Compound and the Second GSK Compound.

1.15. “GSK’s Retained Rights” means all fields of use for the GSK Compounds in Japan, and all fields of use other than the Field in the Territory subject to Section 14.2 herein.

1.16. “Know-How” means any technology, data, compounds, processes, formulae, materials, devices, systems, notes, records, preparations, Confidential Information, usage information, procedures, regulatory information, manufacturing information, whether in written or verbal form, related to the development, manufacture, formulation, import, use, distribution for sale, marketing, or sale of GSK Compounds in the Field.

1.17. “MAA” means a Marketing Authorization Application submitted to the EMEA for the purpose of obtaining European Commission approval or any other applications for registration based on mutual recognition procedure by the Committee for Proprietary Medicinal Products (“CPMP”) for the marketing of a Product for the countries located within the EU.

1.18. “Major European Countries” means, collectively, the United Kingdom, Germany, France, Italy and Spain.

1.19. “MICHIGAN” means the Regents of the University of Michigan at Ann Arbor, the University of Michigan at Ann Arbor, its fellows, officers, employees and agents.

1.20. “NDA” means a New Drug Application, submitted to the FDA to obtain approval for the marketing of a Product in the United States.

1.21. “Net Sales” means:

(a) With respect to any Product which has only one compound as the sole therapeutically-active ingredient, the gross sales (i.e., gross invoice prices) of such Product billed by ViroPharma and its Affiliates or Sublicensees to Third Party customers, less: (i) actual credited allowances to such Third Party customers for spoiled, damaged, outdated and returned Product and for retroactive price reductions; (ii) the actual amounts of trade and cash discounts, to the extent such trade and cash discounts are not deducted by ViroPharma or its Affiliates or Sublicensees at the time of invoice in order to arrive at the gross invoice prices; (iii) all invoiced transportation and handling charges, sales taxes, excise taxes, use taxes or import/export duties actually paid; and (iv) all other invoiced allowances and adjustments actually credited to customer, including but not limited to, rebates paid to Third Party payors, including but not limited to, federal and state payors, or pharmacy benefit managers and any other reductions in price actually repaid and mandated by any governmental entity or required for participation in reimbursement programs, whether during the specific royalty period or not.

(b) With respect to any Product for which Net Sales are not calculated under Section 1.21 (a) above, Net Sales means the gross sales of such Product billed by ViroPharma and its Affiliates and Sublicensees to Third Party customers, less all the allowances, adjustments, reductions, rebates, discounts, taxes, duties and other charges referred to in Section 1.21 (a) above multiplied by the fraction agreed upon by MICHIGAN and GSK pursuant to Section 1.15 of the University of Michigan Agreement. In the event that the aforementioned fraction has not been agreed upon, then an interim fraction will be agreed upon by ViroPharma and GSK; provided, however, such interim fraction will not be less than *******.

1.22. “Paragraph IV Certification” means a patent certification pursuant to 21 CFR 314.94, in an application for an Abbreviated New Drug Application (“ANDA”) filed with the FDA on an NDA covering a Product, that the Patent Rights are invalid, unenforceable, or will not be infringed by the manufacture, use, or sale of the drug product for which the ANDA is submitted.

1.23. “Party” or “Parties” means either GSK or ViroPharma, or both of them, as the context requires.

1.24. “Patent Rights” means any and all U.S., PCT and foreign patents and patent applications licensed to, with the right to sublicense, or owned by, GSK, existing as of the Effective Date, as listed on Schedule 1.24 , as amended from time to time, or that come into existence after the Effective Date and are described in Sections 7.2(a), 7.2(b) or 7.7, which are necessary, in each case, to make, have made, use or sell the GSK Compounds, including without limitation, all divisional, reissue, re-examination, continuation, and continuations-in-part, extensions and renewal applications and patents resulting therefrom and any and all other counterpart applications in any countries and patents and inventors’ certificates and utility models issuing therefrom.

1.25. “Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization, university, college or government or any agency or political subdivision thereof.

1.26. “Phase I Clinical Trials” means the first phase of human clinical trials, as described in and designed and conducted in accordance with 21 C.F.R. §312.21(a) as amended from time to time, of a compound in human subjects to gain evidence of the safety of such compound, including information regarding pharmacokinetics and potentially pharmacological activity.

1.27. “Phase III Clinical Trials” means the third phase of human clinical trials, as described in and designed and conducted in accordance with 21 C.F.R. §312.21(c) as amended from time to time, of a compound in such number of human subjects sufficient to support registration of a compound with the FDA.

1.28. “Product” shall mean any pharmaceutical composition which is comprised, at least in part, of the First GSK Compound or the Second GSK Compound, or both of them.

1.29. “Regulatory Submission” means the earlier of (i) the date of receipt by ViroPharma of written notice of acceptance from the FDA of an NDA filed by or on behalf of ViroPharma under this Agreement necessary for commercialization of a Product in the United States, or (ii) the date which is sixty (60) days following submission of such NDA with the FDA, assuming ViroPharma has not received a “Notice of Refusal to File” from the FDA with respect to such NDA.

1.30. “Royalty Period” will have the meaning given such term in Section 4.1.

1.31. “Second GSK Compound” means the compound designated GW275175X as shown in Schedule 1.31.

1.32. “Sublicensee” means any Person except an Affiliate of ViroPharma, licensed or sublicensed by ViroPharma under this Agreement to make, have made, use or sell Products in the Territory.

1.33. “Territory” means the entire world other than Japan.

1.34. “Third Party” means any Person other than MICHIGAN, GSK, ViroPharma and their respective Affiliates.

1.35. “United States” means the United States of America, and its territories and possessions, including Puerto Rico and the U.S. Virgin Islands.

1.36. “University of Michigan Agreement” means the Exclusive License Agreement between the Regents of the University of Michigan and Burroughs Wellcome Co., dated 1 March 1995, as amended from time to time.

1.37. “Valid Claim” means either: (a) a claim of an issued and unexpired patent included within the Patent Rights which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (b) a claim of a pending patent application included within the Patent Rights, but only if the claim at issue has been pending for less than five (5) years.

ARTICLE II

GRANT

2.1 License Rights. Subject to all of the terms and conditions of this Agreement and effective as of the Effective Date, GSK hereby grants to ViroPharma a royalty-bearing, exclusive (even as to GSK) license, to and under the Patent Rights and the Know-How to make, have made, use (including but not limited to developing and formulating), sell and import GSK Compounds and Products in the Field, in the Territory. GSK hereby grants to ViroPharma the right, effective as of the Effective Date, to sublicense certain rights granted to ViroPharma herein subject to the general terms and conditions of this Agreement and the specific sublicense rights and limitations set forth in ARTICLE IX below. For the avoidance of doubt, the rights granted hereunder do not convey rights to any other GSK compound or GSK product other than the GSK Compounds and the Product as such terms are defined herein.

2.2 MICHIGAN’S Retained License. ViroPharma acknowledges that it has reviewed a copy of the University of Michigan Agreement. ViroPharma acknowledges and agrees to the license rights retained by MICHIGAN pursuant to Section 3.2 of the University of Michigan Agreement.

2.3 Non-Competition Covenant. ViroPharma hereby represents and warrants to GSK that as of the Effective Date, it does not own or possess rights to any Competing Product that has been tested in animals or humans. From the Effective Date until a period that is three years (3) from the first Commercial Sale of a Product in the Field (such period of time referred to as the “Initial Period”), neither ViroPharma nor its Affiliates nor its Sublicencees will sell, market, distribute or have or cause to be sold, marketed or distributed any Competing Product in the Territory for use in the Field. Subsequent to expiration of the Initial Period, ViroPharma or its Affiliates or Sublicencees may market, distribute or sell a Competing Product in the Territory (subject to the terms of this Agreement) if ViroPharma first notifies GSK in writing upon IND filing of such Competing Product, or, if the rights to a Competing Product for which an IND has already been filed were acquired by ViroPharma, such notice will be provided to GSK not later than the date such acquisition is publicly announced by ViroPharma, but in any event within five (5) business days after ViroPharma acquires such rights, and such Competing Product shall be subject to Section 3.3(e) below.

2.4 ViroPharma Development Data, ViroPharma Patents, and Know-How. GSK shall have a fully paid up (except as described in Section 3.3(f) below), royalty-free license to use, with a right to sublicense the use of, all clinical development data generated by ViroPharma with respect to the GSK Compounds or Products under this Agreement (the “ViroPharma Development Data”) for applying for registrations of the Products outside the

Territory. GSK shall have a fully paid up (except as described in Section 3.3(f) below), royalty free license to use, with right to sublicense the use of, all patents and Know-How generated solely by ViroPharma under this Agreement, which are necessary to make, have made, use or sell such GSK Compounds or Products (the “ViroPharma Patents and Know-How”) for applying for registrations of Products outside of the Territory. For purpose of clarity, GSK shall not have the right to use the ViroPharma Development Data or ViroPharma Patents and Know-How for the development and commercialization of a Product (or of any other product) in the Territory. Notwithstanding the foregoing, if GSK requests in writing rights to the ViroPharma Development Data or ViroPharma Patents and Know-How for use outside the Field in the Territory, ViroPharma will grant such rights to GSK, the terms of which will be subject to good faith negotiations between both Parties; provided, however, that (a) if the Parties cannot agree on the terms under which GSK may use the ViroPharma Development Data or ViroPharma Patents and Know-How within sixty (60) days after GSK first submits its written request for such rights to ViroPharma, then the matter will be resolved pursuant to ARTICLE XV below; and (b) GSK shall not use the ViroPharma Development Data or ViroPharma Patents and Know-How until the Parties have agreed on the terms under which GSK may use the ViroPharma Development Data or ViroPharma Patents and Know-How, or if the Parties cannot so agree, until the matter is resolved pursuant to ARTICLE XV below.

ARTICLE III

CONSIDERATION

3.1 Initial License Fee. Within five (5) days of the Effective Date, ViroPharma shall pay GSK a nonrefundable payment of three million five hundred thousand dollars ($3,500,000).

3.2 Milestone Payments.

(a) Basic Milestone Payments. Except as otherwise expressly provided for in this Agreement, ViroPharma shall pay GSK milestone payments (each a “Milestone Payment”) in the amounts specified below no later than thirty (30) days after the occurrence of the corresponding milestone events designated below; provided, however, that each such Milestone Payment will be due only with respect to the first occurrence of the noted milestone event in connection with the first Product for which such milestone event occurs:

Event	Milestone Payment
(i) Initiation of the first Phase III Clinical Trial for a GSK Compound	$	*******

(ii) First Regulatory Submission of an NDA for a GSK Compound	$	*******

(iii) First NDA Approval of a Product for use in any indication	$	*******

(iv) First NDA Approval of a Product for use in congenital CMV infections	$	*******

(v) First MAA Approval of a Product	$	*******

The Parties agree that in the event that the milestone event referenced in Section 3.2(a)(ii) occurs without the achievement of the milestone event referenced in Section 3.2(a)(i), then in such case, ViroPharma will pay both of the milestone payments referred to Sections 3.2(a)(i) and (a)(ii) above, upon the achievement of the milestone event referenced in Section 3.2(a)(ii).

(b) Alternative Milestone Payments. Notwithstanding the foregoing, if ViroPharma receives development grants for the development of the Products for any indication from (i) ******* or (ii) from such other ******* similar to ******* that provides funding for clinical trials, or conducts on behalf of ViroPharma and without remuneration from ViroPharma clinical studies that ViroPharma otherwise would have conducted to support its regulatory filings, to evaluate the Products in the Field and in the Territory, then in such event, the following milestone schedule will apply in lieu of the previous Milestone Payment schedule;

provided, however, that nothing in this Section 3.2(b) shall require ViroPharma to pay any amount in excess of the amount described in Section 3.2(a) in respect of any milestone event that occurred prior to the date that ViroPharma receives such development grants:

Event	Milestone Payment
(i) Initiation of the first Phase III Clinical Trial for a GSK Compound	$	*******

(ii) First Regulatory Submission of an NDA for a GSK Compound	$	*******

(iii) First NDA Approval of a Product for use in any indication	$	*******

(iv) First NDA Approval of a Product for use in congenital CMV infections	$	*******

(v) First MAA Approval of a Product	$	*******

The Parties agree that in the event that the milestone event referenced in Section 3.2(b)(ii) occurs without the achievement of the milestone event referenced in Section 3.2(b)(i), then in such case, ViroPharma will pay both of the milestone payments referred to Sections 3.2(b)(i) and (b)(ii) above, upon the achievement of the milestone event referenced in Section 3.2(b)(ii).

(c) Milestones for Competing Products. In consideration of the Know-How licensed to ViroPharma hereunder, ViroPharma will pay to GSK milestone payments equal to ******* % of the amounts designated in the above Schedule 3.2 for the corresponding milestone events specified in such Schedule 3.2 with respect to the development of Competing Products in accordance with, and subject to, Section 2.3; provided, however, that ViroPharma shall have no obligation to pay any milestone amount for: (i) any Competing Products discovered, invented or conceived by ViroPharma, or (ii) any Competing Products for which ViroPharma acquires development or commercialization rights if such Competing Product has not yet been tested in humans in the clinic at the time that such rights were acquired.

3.3 Royalties.

(a) Subject to the terms and conditions set forth herein, ViroPharma shall pay GSK a royalty, in each country of the Territory, so long as the manufacture, use, sale, offer for sale, or importation of a Product in such country would infringe a Valid Claim in such country, but for the license granted herein, equal to:

(i) ******* percent (******* %) of ViroPharma’s and its Affiliates’ and Sublicensees’ Net Sales of a Product comprising the First GSK Compound if ViroPharma pays MICHIGAN a royalty on such Net Sales equal to ******* % or less; or

(ii) a percentage of ViroPharma’s and its Affiliates’ and Sublicensees’ Net Sales of a Product comprising the First GSK Compound that is equal to the difference between *******% and the percentage of such Net Sales of a Product comprising the First GSK Compound paid as a royalty by ViroPharma to MICHIGAN, if ViroPharma pays Michigan a royalty that is less than ******* % and greater than ******* %; provided, however, that the Parties agree that the royalty percentage calculated under this Section 3.3(a)(ii) shall not in any event be less than ******* %;

(iii) ******* percent (******* %) of ViroPharma’s and its Affiliates’ and Sublicensees’ Net Sales of a Product comprising the First GSK Compound if ViroPharma pays MICHIGAN a royalty on such Net Sales equal to ******* %; or.

(iv) in the unlikely event that it is determined that the royalty rate due to Michigan for Net Sales of a Product comprising the First GSK Compound is greater than *******%, ViroPharma and GSK will meet and jointly review and discuss such circumstances, and will thereafter negotiate in good faith an economic allocation of the incremental royalty amount which is in excess of ******* %.

(b) Subject to the terms and conditions set forth herein, ViroPharma shall pay GSK a royalty of ******* percent (******* %) of ViroPharma’s Net Sales of a Product comprising the Second GSK Compound, in each country of the Territory, so long as the manufacture, use, sale, offer for sale, or importation of such Product in such country would infringe a Valid Claim in such country, but for the license granted herein.

(c) Notwithstanding anything herein to the contrary, if the manufacture, use or sale of a Product sold by ViroPharma, its Affiliates or Sublicensees in any country of the Territory is (i) not covered by a Valid Claim in such country, and (ii) no Third Party is selling in such country a Generic Equivalent Product to such Product, then in consideration of the Know-How licensed to ViroPharma hereunder, and in lieu of the royalty payable by ViroPharma under Sections 3.3(a) and (b) above, ViroPharma shall pay GSK a royalty of ******* percent (******* %) of ViroPharma’s Net Sales of Products to Third Parties for the ten (10) year period following the first Commercial Sale of such Product in such country.

(d) Notwithstanding anything herein to the contrary, if the manufacture, use or sale of a Product sold by ViroPharma, its Affiliates or Sublicensees in any country of the Territory is (i) not covered by a Valid Claim in such country, and (ii) a Third Party is selling in such country a Generic Equivalent Product to such Product, then in consideration of the Know-How licensed to ViroPharma hereunder, and in lieu of the royalty payable by ViroPharma under Sections 3.3(a) and (b) above, ViroPharma shall pay GSK a royalty of ******* percent (******* %) of ViroPharma’s Net Sales of Products to Third Parties for the ten (10) year period following the first Commercial Sale of such Product in such country.

(e) In consideration of the Know-How licensed to ViroPharma hereunder, during the term of this Agreement ViroPharma shall pay GSK a royalty of ******* percent (******* %) of ViroPharma’s Net Sales of Competing Products, on a country by country basis within the Territory during the period when ViroPharma’s royalty obligations under Sections 3.3(a) or (b) in such country with respect to sales of a Product are in effect hereunder, or would have been in effect but for ViroPharma’s cessation of its development and commercialization efforts with respect to the Product.

(f) If GSK or any of its Affiliates or sublicensees submits the ViroPharma Development Data described in Section 2.4 hereof to a regulatory agency in connection with seeking approval of a Product outside of the Territory, then following the first approval of such regulatory filing, ViroPharma shall be entitled to a one-time offset of $******* (the “Off-Set Amount”). The Off-Set Amount will be used as a credit or off-set against royalty payments otherwise due to GSK hereunder. The Off-Set Amount may not be used as a credit or off-set against any other payment due to GSK hereunder. GSK shall notify ViroPharma of any such approval outside the Territory within fifteen (15) days after such approval is received by GSK or its Affiliates or sublicensees.

3.4 Third Party Royalties. If ViroPharma or its Affiliates or Sublicensees decide, after discussion with GSK but at ViroPharma’s reasonable discretion, that it is necessary to pay royalties to any Third Party because the manufacture, use, sale, offer for sale or importation of a GSK Compound infringes or, but for a Third Party license, would infringe, any patent or trade secret rights of such Third Party in a given country and, as a result of such Third Party royalty payment, ViroPharma’s total royalty burden for any Product pursuant to Section 5.4 of the University of Michigan Agreement and Sections 3.3(a) - (b) and 3.6 of this Agreement exceeds:

(a) for a Product comprising the First GSK Compound: (i) ******* percent (*******%) if ViroPharma is paying royalties pursuant to Section 3.3(a)(i); (ii) ******* percent (******* %) if ViroPharma is paying royalties pursuant to Section 3.3(a)(ii); or (iii) ******* percent (******* %) if ViroPharma is paying royalties pursuant to Section 3.3(a)(iii), or

(b) ******* percent (******* %) for a Product comprising the Second GSK Compound,

then ViroPharma or its Affiliate or Sublicensee may deduct from royalties thereafter due to GSK with respect to Net Sales of such Product in such country up to ******* of the royalties or such other fees paid to such Third Party. In the event where the royalties otherwise payable by GSK or ViroPharma have been reduced pursuant to either Section 3.3(c) or (d) hereof, the Parties agree that a deduction under this Section 3.4 will be effected to the extent that ViroPharma’s total royalty burden for any Product pursuant to Section 5.4 of the University of Michigan Agreement and Sections 3.3(c) - (d), Section 3.6 of this Agreement, and the royalties otherwise due to the Third Party exceeds *******. In no event, however, will the royalties due to GSK with respect to Net Sales of such Product in such country on account of any reduction pursuant to this Section 3.4 be reduced to less than ******* of the royalties which otherwise would have been due hereunder on such Net Sales of such Product in such country.

3.5 Compulsory Licenses. Should a compulsory license required by law be granted to a Third Party in any country of the Territory under Patent Rights licensed hereunder to ViroPharma,

the royalty rate payable under Sections 3.3(a) - (d) above for sales of Products in such country, to the extent such sales are generated by a Product in substantially the same competitive field as any products covered by the compulsory license, will be adjusted to match any lower royalty rate granted to the Third Party for such country.

3.6 Royalties Payable to MICHIGAN. ViroPharma hereby assumes GSK’s rights and obligations for the payment of royalties to MICHIGAN with respect to ViroPharma’s and its Affiliates’ and Sublicensees’ Net Sales of Products in the Territory pursuant to the terms and conditions of ARTICLE 5 of the University of Michigan Agreement, subject to Section 3.3(a)(iv) above. GSK will retain rights and obligations for the payment of royalties to MICHIGAN pursuant to the University of Michigan Agreement for net sales generated by GSK, its Affiliates or sublicensees as a result of the exploitation of GSK’s Retained Rights.

ARTICLE IV

ACCOUNTING AND RECORDS

4.1 Royalty Reports; Records. During the term of this Agreement and following the first Commercial Sale by ViroPharma or its Affiliates or Sublicensees of a Product in the Territory, ViroPharma shall furnish to GSK and MICHIGAN, within thirty (30) days after the close of each calendar quarter (March 31, June 30, September 30 and December 31) (each a “Royalty Period”), a written report or reports covering each Royalty Period, which report will contain separately for each Product (each Product to be described separately by ViroPharma) and for ViroPharma (including its Affiliates) and each Sublicensee, the information identified in Schedule 4.1 attached hereto and incorporated herein by reference. ViroPharma agrees to report royalties with respect to the United States (including Puerto Rico) separate and distinct from the royalties with respect to other countries in the Territory. ViroPharma agrees to discuss any report and the information contained therein in good faith with GSK should questions regarding such reports arise. ViroPharma shall keep, and shall require its Affiliates and Sublicensees to keep, accurate records in sufficient detail to enable royalties payable hereunder (and all related calculations) to be determined. Such records will be maintained until GSK’s right to audit under Section 4.2 has expired. ViroPharma acknowledges that it is responsible for all royalties and other payments that are due from ViroPharma to GSK and MICHIGAN as expressly provided for hereunder but have not been paid by ViroPharma’s Affiliates or Sublicensees. ViroPharma hereby guarantees all payment obligations of its Affiliates and Sublicensees.

4.2 Right to Audit. Upon the written request of GSK, and at GSK’s expense, ViroPharma shall permit and shall cause its Affiliates to permit an independent public accountant, selected by GSK and acceptable to ViroPharma, which acceptance will not be unreasonably refused, to have access during normal business hours to those records of ViroPharma and its Affiliates as may be reasonably necessary to verify the accuracy of the milestone payments or the royalty reports furnished by ViroPharma pursuant to Section 4.1 of this Agreement in respect of any year ending not more than forty eight (48) months prior to the date of such notice. ViroPharma shall require that its Sublicensees selling Products on ViroPharma’s behalf to grant such access to their records to GSK’s independent accountant. Upon expiration of sixty (60) months following the end of any calendar year, the calculations with respect to such calendar year will be binding and conclusive upon GSK with respect to those Products identified in the report and ViroPharma and its Affiliates and Sublicensees will be released from any liability or accountability with respect to such royalties for such calendar year. The report prepared by such independent accountant will disclose only the conclusions of the accountant regarding the audit and specify the amount of any underpayment or overpayment, and will not include copies of any books or records reviewed; provided, however, that if the report includes significant questions as to the validity of the data relied upon, GSK may request additional information regarding such report from the auditor. A copy of such report will be sent or otherwise provided to ViroPharma by such accountant at the same time it is sent or otherwise provided to GSK. If such independent public accountant’s report shows underpayment of royalties, within thirty (30) days after ViroPharma’s receipt of such report, ViroPharma shall remit to GSK the amount of such underpayment. If the underpayment is in excess of ******* percent (*******%), then ViroPharma shall also remit to GSK an amount equal to GSK’s substantiated out-of-pocket costs of the audit. Any overpayment of royalties shall be fully creditable against future royalties payable in subsequent Royalty Periods. If this Agreement is terminated or expires before such overpayment is fully credited, GSK shall pay ViroPharma the portion of such overpayment not credited within thirty (30) days after termination or expiration hereof. ViroPharma acknowledges that GSK may invoke the audit rights specified herein to confirm the applicability of Section 3.2(b) hereof.

4.3 MICHIGAN’s Right to Audit. ViroPharma hereby acknowledges and agrees to MICHIGAN’s right, upon written request by MICHIGAN and pursuant to Section 6.2 of the

University of Michigan Agreement, to allow an independent public accountant selected by MICHIGAN and acceptable to ViroPharma and GSK, which acceptance will not be unreasonably refused, to have such access to ViroPharma’s and its Affiliates’ and Sublicensees’ records as was granted GSK pursuant to Section 4.2 above.

4.4 Payments. All payment obligations incurred under this Agreement, whether incurred by ViroPharma or its Affiliates or its Sublicencees, will be paid in the Base Currency and will be paid by ViroPharma to SmithKline Beecham Corporation. All earned royalty payments will be due and payable by the date the applicable royalty report is due as provided in Section 4.1; provided, however, that if legal restrictions prevent the prompt remittance of all or part of such royalties with respect to any country of the Territory, GSK and ViroPharma shall in good faith make arrangements so that such payments be made as soon as possible (including, where appropriate, making arrangements for local deposit of local currency). If no payment is due for any such Royalty Period, ViroPharma shall so report.

Payments to SmithKline Beecham Corporation will be made by wire to the following account information:

Bank Name - *******

Bank Address - *******

Bank code/sort-code - *******

Account Name - *******

Account Number - *******

4.5 Conversions. Earned royalty payments on any sales in any country outside the United States shall be calculated in the Base Currency in accordance with GAAP.

4.6 Foreign Currency. The rate of exchange to be used in calculating the amount of currency equivalent in United States Dollars ($) payable will be the sum of the rates applying to each Friday of the month, published in the London edition of the Financial Times on Mondays divided by the number of Fridays in the relevant month (i.e., an average for the month).

4.7 Taxes. The Parties will deduct withholding taxes from amounts otherwise due from them hereunder if and as required by their applicable national law and will remit the amount withheld to the appropriate taxing authorities. In the event the taxing authority provides a tax receipt to the withholding Party, the withholding Party will forward such tax receipt to the recipient Party.

4.8 Interest. Royalties and other payments required to be made by ViroPharma pursuant to this Agreement will, if over due, bear interest at a per annum rate of ******* percent (*******%) or the maximum rate allowed by law, whichever is less, until paid. The payment of such interest will not preclude GSK from exercising any other rights it may have because any payment is overdue.

4.9 Confidentiality of Records. ViroPharma and GSK agree that all information subject to review under this ARTICLE IV or under any sublicense agreement, is confidential and will be treated as Confidential Information subject to the provisions of ARTICLE VIII herein.

ARTICLE V

DEVELOPMENT AND MARKETING PROGRAM

5.1 Diligence Obligations.

(a) In complete fulfillment of its development and marketing obligations in the United States hereunder or implied by law, ViroPharma (itself or by or through its Affiliates or Sublicensees) will, at its expense, use reasonable efforts consistent with its business judgment, exercised in good faith in the context of the prescription pharmaceutical industry, to develop and market Products in the United States in order to make the benefits of the GSK Compounds, Patent Rights and Know-How reasonably available to the public. For purpose of clarity and without limiting the effect of the foregoing sentence, ViroPharma (and its Affiliates and its Sublicensees) specifically agrees to:

(1) comply with the requirements of Section 5.4 below with respect to the timely delivery of progress reports;

(2) initiate (and thereafter diligently progress) a Phase I Clinical Study of a GSK Compound within one (1) year of the Effective Date;

(3) implement a commercially reasonable marketing launch of a Product in the United States within one (1) year after NDA approval for such Product by the FDA; and

(4) continue marketing, promoting and detailing efforts for such Product in the United States, at a commercially reasonable level, for at least three (3) years following the first Commercial Sale.

(b) In complete fulfillment of its development and marketing obligations in the Territory outside of the United States hereunder or implied by law, ViroPharma (itself or by or through its Affiliates or Sublicensees) will, at its expense, use reasonable efforts consistent with its business judgment, exercised in good faith in the context of the prescription pharmaceutical industry, to seek a Third Party to develop and commercialize the Product in the Major European Countries.

5.2 Breach of Diligence Obligations. If a breach of Section 5.1 has occurred and ViroPharma (i) has filed and is prosecuting an NDA for any Product for one or more indications, or (ii) has obtained registration for and is marketing any Product in the United States for one or more indications in the Field consistent with its obligations hereunder, then although GSK may have rights and remedies to which it may be entitled hereunder or under law for such breach (which rights and remedies will include the right to seek specific performance of this Agreement), it will not have the right to demand termination of this Agreement pursuant to Article VI hereunder.

5.3 Manufacture.

(a) To the extent GSK is required by law to obtain from ViroPharma an agreement regarding the manufacture of Products in the United States, ViroPharma agrees to substantially manufacture or have manufactured all Products in the United States; provided, however, that if the manufacture of all or any portion of the Products in the United States is not commercially feasible, then GSK will cooperate with ViroPharma to obtain a waiver to such requirement from the United States Government.

(b) Not in limitation of any other provision of this Agreement, ViroPharma will be responsible in the Territory for all process and formulation development and manufacturing of GSK Compounds and Products for use in the Field, and all secondary manufacturing including packaging and labeling for sale of Products for use in the Field to Third Parties.

5.4 Progress Reports. With respect to each GSK Compound being developed hereunder, beginning three (3) months after the Effective Date and ending on the date of first Commercial Sale of any Product by ViroPharma or an Affiliate or Sublicensee, ViroPharma will provide quarterly reports to GSK and MICHIGAN summarizing in reasonable detail ViroPharma’s and its Affiliates’ and Sublicensees’ activities related to the development of such GSK Compound and the status of securing the requisite government approvals related thereto. ViroPharma will, within fifteen (15) days of the first Commercial Sale of a Product in the Territory, or as soon thereafter as reasonably feasible, report the date of that sale to GSK and MICHIGAN. ViroPharma expressly agrees to assume GSK’s obligation to provide progress reports to MICHIGAN as they relate to ViroPharma’s activities in the Territory pursuant to Section 8.4 of the University of Michigan Agreement.

5.5 Reporting Adverse Events.

(a) Upon GSK’s request, GSK and ViroPharma will develop and agree upon safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of information concerning Adverse Events, pregnancies, (where such pregnancy reports are received) and product complaints involving Adverse Events, sufficient to permit each Party to comply with its legal obligations. The safety data exchange procedures will be promptly updated if required by changes in legal requirements or by agreement between the Parties. ViroPharma will be responsible for reporting all Adverse Events to the appropriate regulatory authorities in the countries in the Field and in the Territory, including the FDA and EMEA, in accordance with the applicable laws and regulations of the relevant countries and authorities. ViroPharma will ensure that its Affiliates comply, and its applicable agreements with its Sublicensees require such Sublicenees to comply, with all such reporting obligations. To the extent permitted by applicable law or required by relevant regulatory authorities, GSK will be responsible for reporting all Adverse Events related to Products developed or commercialized for any indication outside the Field or in the Field but outside of the Territory. Each Party will designate a safety liaison to be responsible for communicating with the other Party regarding the reporting of Adverse Events. To the extent required by GSK’s Safety Board after the occurrence of any serious Adverse Events, GSK may terminate any pending or ongoing clinical trials of the Products; provided, however, that ViroPharma shall have the opportunity to present at, and participate in, the relevant portion of a meeting of GSK’s Safety Board where such potential termination of a ViroPharma clinical trial is being discussed prior to GSK’s Safety Board making any such decision to terminate any pending or ongoing clinical trials of the Products, and furthermore any such termination by GSK must be done in good faith.

(b) This Section 5.5 shall have no effect until GSK or its Affiliates or sublicensees initiate development or commercialization of the GSK Compounds outside the Field in the Territory, or outside the Territory, and will be effective from the date such development or commercialization activities are commenced and will continue to be effective until the a date which is five (5) years from the date that GSK decides to cease such development or commercialization activities with respect to such GSK Compounds.

ARTICLE VI

TERM AND TERMINATION

6.1 Term; Termination. Unless sooner terminated pursuant to Sections 6.2, 6.3, 6.5 or 6.6 below, this Agreement will become effective as of the Effective Date, and will continue in full force and effect until the expiration of ViroPharma’s obligation to pay royalties hereunder. Upon expiration of this Agreement, or upon a termination of this Agreement following the expiration of the Valid Claims (including any patent term extension of such Valid Claim received pursuant to 35 U.S.C. §155), ViroPharma will have a fully paid-up, exclusive, perpetual license, with the right to sub-license, to make, have made, use, sell, market and otherwise commercially exploit the GSK Compounds and Know-How within the Field in the Territory. In addition:

(a) Upon expiration or termination of this Agreement for any reason, the obligations of confidentiality under ARTICLE VIII will survive for the period provided therein;

(b) Upon expiration or termination of this Agreement for any reason, ViroPharma’s obligation to keep records and to allow a final audit will survive for the period stated in Section 4.2 above;

(c) In the event of termination, not expiration, of this Agreement, ViroPharma will have one hundred twenty (120) days to complete the manufacture and one hundred eighty (180) days to sell or otherwise dispose of any Products in stock or in the course of manufacture at the time of termination, all subject, however, to payments of royalty and accounting as provided herein, even if such royalty obligations arise from transactions subsequent to the effective date of termination; and

(d) Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination.

6.2 Termination by ViroPharma. ViroPharma may terminate this Agreement at any time upon at least one hundred eighty (180) days’ prior written notice to GSK. If, however, a Product is being marketed by ViroPharma in the Territory, then in such case, (a) ViroPharma must give one (1) year notice of termination (other than a termination by ViroPharma pursuant to Section 6.5 or a termination pursuant to Section 6.6 below), and (b) (i) if a Third Party is manufacturing Product for ViroPharma, then upon GSK’s request, ViroPharma will assign to GSK ViroPharma’s rights and obligations in any agreement that ViroPharma enters into with a Third Party manufacturer of Product, or (ii) if ViroPharma is itself manufacturing Product for Commercial Sale, then upon GSK’s request, ViroPharma will guarantee the source of supply of the Product for two (2) years from the date of such notice of termination. In the event of a termination by ViroPharma pursuant to this Section 6.2, ViroPharma also agrees to reasonably cooperate with GSK with respect to the transfer of the manufacturing process to an alternative source of supply.

6.3 Termination by GSK. Subject to Section 5.2 above, GSK may terminate this Agreement upon breach by ViroPharma of ARTICLE V if the breach is not cured within forty-five (45) days after written notice thereof to ViroPharma. In addition, GSK may terminate this Agreement upon breach by ViroPharma of any payment obligation contained herein, if such breach is not cured within five (5) business days after written notice thereof to ViroPharma.

6.4 GSK’s Termination of University of Michigan Agreement. GSK agrees not to terminate the University of Michigan Agreement without cause, pursuant to Section 13.2 of such agreement, without the prior written consent of ViroPharma. GSK agrees not to terminate the University of Michigan Agreement pursuant to Section 13.3 of such agreement prior to consulting with ViroPharma and affording ViroPharma, for a period of not less than forty-five (45) days, the opportunity to cure Michigan’s breach of the University of Michigan Agreement. GSK will fully perform its obligations under the University of Michigan Agreement, other than such obligations of GSK thereunder expressly assumed by ViroPharma under this Agreement.

6.5 Bankruptcy; Uncured Breach. Either Party may terminate this Agreement upon the occurrence of any of the following:

(a) Upon or after the bankruptcy, insolvency, dissolution or wind up of the other Party; or

(b) Upon or after the breach of a material provision of this Agreement by the other Party if the breach is not cured within sixty (60) days after written notice thereof to the Party in default.

6.6 Termination of University of Michigan Agreement. This Agreement shall terminate immediately upon termination (but not expiration) of the University of Michigan Agreement. In the event that this Agreement terminates pursuant to this Section 6.6, GSK and ViroPharma agree to negotiate in good faith the terms of a license agreement between GSK and ViroPharma with respect to GSK’s remaining ownership interest in the Patent Rights in the Field in the Territory.

6.7 ViroPharma’s Obligations Upon Termination. Upon termination (but not expiration) of this Agreement for any reason other than termination by ViroPharma pursuant to Section 6.5 or a termination pursuant to Section 6.6, and in the event that GSK decides to manufacture, have manufactured, use, sell or offer for sale the Product in the Territory, ViroPharma agrees: (i) to reasonably cooperate with GSK, or its nominee, to transfer or to deliver to GSK, or its nominee, regulatory filings regarding the Products, and (ii) to grant GSK, or its nominee, an exclusive, fee free, royalty free license to use any ViroPharma Patents and Know-How and the ViroPharma Development Data, for the sole and exclusive purpose of GSK or its nominee manufacturing, having manufactured, using, selling, offering for sale or importing such GSK Compounds or Products in the Territory. GSK will reimburse ViroPharma solely for the cost of filing (but not preparation) of the Regulatory Submissions made by ViroPharma; provided, however, that if this Agreement is terminated by GSK for the uncured breach of ViroPharma’s obligation to make payments hereunder, then GSK will subtract from such reimbursement any amount due to GSK but unpaid by ViroPharma.

ARTICLE VII

PROPRIETARY RIGHTS AND TECHNOLOGY ASSISTANCE

7.1 Ownership of Existing Patent Rights. ViroPharma acknowledges that the Patent Rights existing as of the Effective Date of this Agreement are either owned by GSK solely, jointly owned by GSK and MICHIGAN or licensed to GSK by MICHIGAN.

7.2 Ownership of Arising Patents, Patent Applications and Inventions.

(a) Any patents, patent applications or inventions related to the GSK Compounds that are filed, conceived or developed by GSK which are necessary to make, have made, use or sell the GSK Compounds in the Field, will be solely owned by GSK, will be considered Patent Rights under this Agreement, and will be subject to the terms of this Agreement.

(b) Any patents, patent applications or inventions related to the GSK Compounds that are determined to be jointly owned by GSK and ViroPharma under the laws of inventorship (“Jointly Owned IP”), will be considered Patent Rights under this Agreement, and will be subject to the terms of this Agreement; provided, however, that the royalty payable by ViroPharma to GSK under Section 3.3(a) – (e) for such Products developed under Jointly Owned IP shall be reduced by *******, but only if such Products are not covered by any other Valid Claim.

(c) Subject to Section 7.2(a) above, any patents, patent applications or inventions related to the GSK Compounds that are filed, conceived or developed by GSK for use outside the Field, will be solely owned by GSK and not subject to this Agreement.

(d) The Parties agree that any patents, patent applications or inventions related to the GSK Compounds that are filed, conceived or developed under this Agreement by ViroPharma solely will be governed by Section 2.4 of this Agreement.

(e) If at any time during the term of this Agreement GSK files a patent application or seeks another form of intellectual property for an invention, other than such invention that is described in Section 7.2(a) above, that relates to the GSK Compounds or Products and that is developed by GSK for use outside the Field but which GSK determines (after due consideration and in the exercise of reasonable judgment) is useful (but not necessary) to make, have made, use or sell Product within the Field in the Territory and provided that GSK is not otherwise precluded therefrom by then-existing contractual obligations, GSK shall promptly so inform ViroPharma by means of written notice. ViroPharma shall, within ninety (90) days after receiving such notice, have the right to exercise an option, which GSK hereby grants to ViroPharma, to license such intellectual property on an exclusive, royalty-bearing basis for use within the Field. GSK and ViroPharma agree to negotiate in good faith the royalty payment due by ViroPharma to GSK for the licensing of such invention.

7.3 Prosecution and Maintenance. Subject to Section 7.7, GSK shall have the right and shall use reasonable efforts to prepare, file, prosecute and maintain all U.S. and foreign patents in the Patent Rights in the Territory and shall bear the costs of any such filing, preparation, prosecution and maintenance. GSK will use commercially reasonable efforts to notify ViroPharma in advance of such filings and ViroPharma will be given reasonable access thereto and shall have the right to comment thereon and GSK will not unreasonably reject ViroPharma’s comments. In the event GSK elects to abandon or not to maintain any patent or patent application in the Patent Rights or not to file any counterpart application in any country in the Territory, GSK shall promptly provide written notice to ViroPharma, which notice will in no event be provided later than thirty (30) days prior to any filing or response deadline and, subject to MICHIGAN’s rights specified in Section 7.4, ViroPharma shall have the right to assume responsibility for such filing or prosecuting such patent or patent application at its expense. The Parties acknowledge that MICHIGAN may be filing and prosecuting patents pursuant to Section 9.1 of the University of Michigan Agreement.

7.4 Abandonment of Jointly Owned Patents within the Patent Rights. If such abandoned or non-prosecuted patent or abandoned or unfiled patent application referred to in Section 7.3 above is jointly owned by GSK and MICHIGAN, MICHIGAN has the option to prosecute such patent application and/or maintain such patent at its own expense, as provided in Section 9.3 of the University of Michigan Agreement. If MICHIGAN so exercises its option, GSK and ViroPharma agree to negotiate in good faith the terms of a license agreement between GSK and ViroPharma with respect to any GSK ownership interest GSK may retain in any such patent or patent application GSK has elected to abandon or not prosecute.

7.5 Abandonment of Solely Owned Patents within the Patent Rights. If such abandoned or non-prosecuted patent or abandoned or unfiled patent application referred to in Section 7.3 is solely owned by GSK, ViroPharma, at its discretion, may prosecute and maintain any such patent or patent application. If such patent or patent application is listed on Schedule 1.24 as of the Effective Date, the reasonable costs associated with ViroPharma’s maintenance or prosecution of the patent or patent application will be deductible against royalties otherwise due to GSK. GSK agrees to provide reasonable assistance to ViroPharma including taking all steps necessary to execute the appropriate documents required to prosecute any such patent or patent application.

7.6 Assistance. ViroPharma shall provide reasonable assistance to GSK as required under this ARTICLE VII including taking all steps necessary to provide information and execute the appropriate documents required to prosecute any patent or patent application or any patent term extensions.

7.7 Patents, Patent Applications, and Inventions Arising from MICHIGAN. Any patents, patent applications or inventions related to the GSK Compounds or Products that are filed, conceived or developed after the Effective Date of this Agreement by MICHIGAN solely and to which GSK has an exclusive license pursuant to the University of Michigan Agreement, shall be considered Patent Rights under this Agreement, and shall be subject to the terms of this Agreement. Pursuant to the University of Michigan Agreement, MICHIGAN shall have the right to prepare, file, prosecute, and maintain any such patents and patent applications after consultation with GSK. Subject to, and after such consultation between GSK and MICHIGAN, GSK shall notify ViroPharma in advance of such filing, shall give ViroPharma reasonable access thereto, and shall afford ViroPharma the right to comment thereon. GSK makes no representation or warranty that ViroPharma comments regarding scope of protection will be considered by MICHIGAN.

7.8 Infringing Activities of Third Parties.

(a) Notice. Each Party shall promptly inform the other of any (i) Third Party activities suspected to infringe any Patent Rights or to constitute misuse, misappropriation, theft or breach of confidence of other proprietary rights in the GSK Compounds, Products and/or Know-How by a Third Party in the Territory, including the receipt of a Paragraph IV Certification, or (ii) judicial or other official proceeding filed by a Third Party alleging the non-infringement, invalidity or unenforceability of any Patent Rights in the Territory.

(b) Enforcement by ViroPharma. In the event that any such Third Party activities or judicial proceeding filed by a Third Party infringe the Patent Rights licensed to ViroPharma under this Agreement, ViroPharma shall have the right, but not the obligation, to bring suit against such Third Party; provided, however, that any proposed settlement by ViroPharma will only be made with the consent of GSK, which consent will not be unreasonably withheld. In addition, ViroPharma acknowledges MICHIGAN’s rights pursuant to Section 10.2 of the University of Michigan Agreement to consent to any settlement arising out of such suit and to participate, with counsel of its own choosing and at its own expense, in any action under this Section 7.8(b).

(c) Enforcement by GSK. Notwithstanding the provisions of Section 7.8(b), and subject to Section 7.8(d), in the event that ViroPharma shall fail within forty-five (45) days after receiving notice from GSK to institute an action to terminate such infringement or defend against such judicial proceeding filed by a Third Party, or if ViroPharma notifies GSK that it does not plan to terminate the infringement or defend against such judicial proceeding, then GSK shall have the right to do so at its own expense. In the event that such Third Party activities or judicial proceeding filed by a Third Party are a violation of the Patent Rights but do not violate ViroPharma’s rights to the GSK Compounds as conveyed under this Agreement, GSK shall have the first right, but not the obligation, to bring suit against such Third Party.

(d) Enforcement Against Paragraph IV Certifications. In the event that either ViroPharma or GSK receives a Paragraph IV Certification letter or notice of the filing of an ANDA which is related to a Product, the receiving Party shall immediately notify the other Party of such receipt and provide a copy of such certification. ViroPharma shall notify GSK within seven (7) days of receipt of such certification, or notice of receipt of such certification if received by ViroPharma, whether ViroPharma intends to exercise its rights under Section 7.8(b). If ViroPharma does intend to exercise such rights, it shall have fourteen (14) days from its notice to GSK of such intent to bring an infringement action or other appropriate formal proceeding to cause the applicant of the ANDA and Paragraph IV Certification to cease infringement. If ViroPharma notifies GSK that it will not exercise its rights under Section 7.8(b), or if ViroPharma fails to bring any action or proceeding within such fourteen (14) day period, then GSK shall be entitled, but not obligated, to exercise its rights pursuant to Section 7.8(c).

(e) Enforcement by MICHIGAN. ViroPharma acknowledges MICHIGAN’s rights to take action against alleged infringement of the Patent Rights pursuant to Section 10.4 of the University of Michigan Agreement, upon failure of GSK to institute an action to abate any alleged infringement within sixty (60) days of a request by MICHIGAN to do so (or within such shorter period which might be required to preserve the legal rights of MICHIGAN under the laws of any relevant government or political subdivision thereof); ViroPharma acknowledges that MICHIGAN’s rights include the right to settle, after consent by GSK, any such action or suit instituted by MICHIGAN. Subject to MICHIGAN’s consultation with GSK and prior to any such consent to settlement by GSK, GSK shall consult with ViroPharma and consider in good faith any objection or alternative settlement proposal suggested by ViroPharma when responding to MICHIGAN.

7.9 Joinder and Litigation Against Third Parties. The Party prosecuting any litigation under Section 7.8 hereof, if required by law to join the other Party, may join the other Party to the suit at the Party prosecuting the lawsuit’s expense. For litigation prosecuted by ViroPharma, ViroPharma shall consult with GSK in determining and carrying out the course of action, if any, that it may deem appropriate for responding to instances of Third Party infringement of any Patent Rights licensed hereunder or misuse, misappropriation, or breach of confidence or other proprietary rights in the GSK Compounds, Products and/or Know-How. For litigation prosecuted by GSK, GSK shall, upon receipt of a written request from ViroPharma, keep ViroPharma reasonably informed of the course of action, if any, that it may deem appropriate for responding to instances of Third Party infringement of any Patent Rights licensed hereunder or misuse, misappropriation, or breach of confidence or other proprietary rights in the GSK Compounds, Products and/or Know-How. Subject to the obligations of Section 7.8, in such regard, neither Party shall have an obligation to the other Party regarding its decision whether to take or not take action.

7.10 Infringement of Intellectual Property Rights of Third Parties. If either Party becomes aware of an allegation by a Third Party of infringement resulting from the practice of the Patent Rights, or in the event of the initiation of any legal action by or against ViroPharma or GSK with regard to any alleged infringement of the Patent Rights, such Party (the “Notifying Party”) shall promptly notify the other Party and MICHIGAN of all relevant facts and circumstances known by the Notifying Party in connection therewith. The Parties shall meet to discuss in good faith whether or not both Parties agree that such Third Party rights are necessary to make, have made, use, sell, supply or import a Product, and which Party if any shall institute an action against said Third Party or secure such Third Party rights. If either ViroPharma or GSK institute an action pursuant hereto, such instituting Party shall in a timely manner keep the other Party and MICHIGAN informed and provide copies to such other Party and MICHIGAN of all pleadings and other documents as such other Party or MICHIGAN may reasonably request regarding all such proceedings or actions instituted by said instituting party.

7.11 Disbursement of Damages Award and Settlement. The Party prosecuting any such lawsuit under Section 7.8 hereof shall be entitled to deduct its costs and expenses from any damages that are awarded. For any remaining damages awarded, ViroPharma undertakes to treat such amounts awarded, solely to compensate ViroPharma for its lost sales, on the same basis as if they were Net Sales and the relevant royalty payments to GSK under this Agreement shall be made. Any remaining damages awarded in litigation prosecuted by GSK shall inure to the benefit of GSK solely or GSK and MICHIGAN jointly pursuant to the University of Michigan Agreement. Before any action is taken that will affect the validity of any rights (including the Patent Rights) or before such lawsuit is settled or compromised, the Parties shall consult and cooperate with one another to minimize the extent to which the rights granted by this Agreement (including the Patent Rights) are materially adversely affected by any such act, settlement or compromise. ViroPharma acknowledges that any settlement of litigation involving patents or patent applications jointly owned by MICHIGAN and GSK shall be made only with the consent of MICHIGAN. The Parties shall cooperate fully in any such lawsuit and each Party shall not take or omit any significant action which would interfere with prosecution of such a lawsuit.

7.12 Furnishing of Quantities of Drug Substance, *******and Other Information related to the First GSK Compound. The Parties acknowledge and agree that GSK has transferred to ViroPharma certain data and information relating to the First GSK Compound and 500mg of drug substance of the First GSK Compound pursuant to a Material Transfer Agreement, dated April 17, 2003 (the “MTA”) and as further described on Schedule 7.12. In addition, within thirty (30) days after the Effective Date, GSK shall provide ViroPharma with the following: (i) copies of all issued patents within the Patent Rights owned by or licensed to GSK, (ii) approximately 100 kilograms of drug substance containing the First GSK Compound, (iii)

approximately *******of drug product containing the First GSK Compound, (iv) approximately *******of drug product containing the First GSK Compound and (v) such other drug substance, drug product, information and documents described on Schedule 7.12 which are in GSK’s possession as of the Effective Date, to the extent that GSK has not already done so, which are reasonably necessary to make, use and sell the GSK Compounds or Products in the Field in the Territory.

THE DRUG SUBSTANCE, *******, DATA, INFORMATION AND DOCUMENTS PROVIDED TO VIROPHARMA PURSUANT TO THE MTA AND THIS AGREEMENT HAVE BEEN AND WILL BE SUPPLIED ON AN “AS IS” BASIS, AND NEITHER GSK OR ITS AFFILIATES MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT THERETO, INCLUDING WITHOUT LIMITATION, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE.

7.13 INDs. GSK shall submit a written request to the FDA, within thirty (30) days after the Effective Date, to transfer sponsorship of GSK’s Investigational New Drug Application ******* (“IND *******”) to ViroPharma. ViroPharma will notify the FDA that it accepts the change in sponsorship of IND ******* and that intends to reactivate IND ******* under a new protocol. From and after the date that the FDA approves such transfer of sponsorship to ViroPharma, ViroPharma shall be solely responsible for maintaining IND *******. If GSK decides to pursue development of a GSK Compound outside the Field, GSK will file a separate Investigational New Drug Application covering the use of the GSK Compounds outside the Field (the “GSK IND”). ViroPharma hereby grants to GSK the royalty free right to reference IND ******* for the purpose of filing the GSK IND outside the Field.

ARTICLE VIII

CONFIDENTIALITY

8.1 Treatment of Confidential Information. Except as otherwise provided in this ARTICLE VIII during the term of this Agreement and for a period of five (5) years thereafter:

(i) ViroPharma will retain in confidence and use only for purposes of this Agreement any Confidential Information and data supplied by GSK, or on behalf of GSK, to ViroPharma under this Agreement;

(ii) ViroPharma will retain in confidence and use only for purposes of this Agreement any Confidential Information and data supplied by MICHIGAN, or on behalf of MICHIGAN, to ViroPharma under this Agreement and/or the University of Michigan Agreement; and

(iii) GSK will retain in confidence and use only for purposes of this Agreement any Confidential Information and data supplied by ViroPharma, or on behalf of ViroPharma, to GSK under this Agreement.

8.2 Right to Disclose. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement or any rights which survive termination or expiration hereof, ViroPharma may disclose Confidential Information it obtains from GSK to its Affiliates, Sublicensees, consultants, outside contractors and clinical investigators on the condition that such Persons agree in writing: (i) to keep the Confidential Information confidential for at least the same time periods and to the same extent as each Party is required to keep the Confidential Information confidential hereunder; and (ii) to use the Confidential Information only for such purposes as such Party is entitled to use the Confidential Information hereunder. Each Party or its Affiliates or Sublicensees may disclose such Confidential Information to government or other regulatory authorities to the extent that such disclosure: (a) is reasonably necessary to obtain patents or authorizations to conduct clinical trials and to market commercially a Product; provided, however, that such Party is otherwise entitled to engage in such activities under this Agreement; or (b) is otherwise legally required.

8.3 Release From Restrictions. The obligation not to disclose Confidential Information shall not apply to any part of such Confidential Information that: (i) is or becomes patented, published or otherwise part of the public domain other than by acts of the Party obligated not to disclose such Confidential Information (for purposes of this ARTICLE VIII, the “Receiving Party”) or its Affiliates or Sublicensees in contravention of this Agreement; or (ii) is disclosed to the Receiving Party or its Affiliates or Sublicensees by a Third Party; provided, however, such Confidential Information was not obtained by such Third Party directly or indirectly from the other Party under this Agreement; or (iii) prior to disclosure under this Agreement, was already in the possession of the Receiving Party or its Affiliates or Sublicensees; provided, however, such Confidential Information was not obtained, directly or indirectly, from the other Party under this Agreement; or (iv) results from research and development by the Receiving Party or its Affiliates or Sublicensees independent of disclosures from the other Party under this Agreement; or (v) is required by law or court order to be disclosed, including Michigan Freedom of Information Act (“Michigan FOIA”). ViroPharma acknowledges that Michigan FOIA may require disclosure of certain Confidential Information by MICHIGAN if requested by Third Parties. Pursuant to Section 12.3 of the University of Michigan Agreement, MICHIGAN has agreed as follows: (i) it will take all reasonable steps available under Michigan FOIA to maintain the confidentiality of Confidential Information under Michigan FOIA; (ii) it will provide GSK prompt notice of any request for Confidential Information MICHIGAN receives under Michigan FOIA with sufficient time so as to allow GSK a reasonable opportunity to object to such disclosure, to seek a protective order, or take other protective actions; and (iii) if required to release any Confidential Information, it will release such Confidential Information only to the extent required by Michigan FOIA. GSK agrees to promptly notify ViroPharma of any Michigan FOIA disclosure request or proposed disclosure that would include ViroPharma Confidential Information and to consider in good faith any comments of ViroPharma regarding such disclosure request of proposed disclosure.

8.4 Confidentiality of Agreements. Except as otherwise required by law, rules promulgated by the United States Securities and Exchange Commission (“SEC”) or the NASDAQ National Market, or the terms of this Agreement or as mutually agreed upon by the Parties hereto, each Party shall treat as confidential the specific terms and conditions of this Agreement and the University of Michigan Agreement (the existence, scope and general terms of each Agreement shall not be confidential). GSK acknowledges that ViroPharma shall file this Agreement with the SEC and, notwithstanding any other provision in this Agreement to the contrary, such filing with and disclosure by the SEC shall not constitute a breach of this Agreement; provided, however, that ViroPharma will request confidential treatment of the more sensitive terms hereof to the extent such confidential treatment is reasonably available. ViroPharma will provide GSK with an advance copy of the Agreement marked to show provisions for which ViroPharma intends to seek confidential treatment and will consider and take into account GSK’s reasonable comments thereon.

8.5 Authorized Disclosure. Notwithstanding any other provision of this Agreement, for the sole and exclusive purpose of complying with Treasury Regulation Section 1.6011-4(b)(3)(iii),

any Party (and any employee, representative, or other agent of any Party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that no Party will be permitted to disclose such tax treatment or tax structure to the extent that such disclosure would constitute a violation of federal or state securities laws. For the purposes of the foregoing sentence, (i) the “tax treatment” of a transaction means the purported or claimed federal income tax treatment of the transaction, and (ii) the “tax structure” of a transaction means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction. Thus, for the avoidance of doubt, the Parties acknowledge and agree that the tax treatment and tax structure of any transaction does not include the name of any Party to a transaction or any sensitive business information (including, without limitation, the name and other specific information about any Party’s intellectual property or other proprietary assets) unless such information may be related or relevant to the purported or claimed federal income tax treatment of the transaction. The Party required to disclose Confidential Information under this Section 8.5 will first give prompt notice to the other Party hereto to enable it to seek any available exemptions from or limitations on such disclosure requirement and will reasonably cooperate in such efforts by the Party.

ARTICLE IX

SUBLICENSING RIGHTS

9.1 ViroPharma Sublicensing Rights. Subject to all of the terms and conditions of this Agreement, ViroPharma may sublicense ViroPharma’s rights to and under the Patent Rights and Know-How granted hereunder in the Field and in the Territory for the performance of its obligations hereunder; provided, however, that (i) that any exclusive sublicense of all of the rights licensed to ViroPharma hereunder to a Third Party in the United States or the entire Territory shall require the prior written approval of GSK which may be granted or withheld in GSK’s sole discretion, and (ii) any exclusive sublicense of all of the rights licensed to ViroPharma hereunder to a Third Party in a particular country or countries within the Territory (other than the United States)

shall require the prior written approval of GSK, such approval not to be unreasonably withheld. If GSK does not respond to ViroPharma’s request for GSK’s consent of any such sublicense contemplated by Section 9.1(ii) to a Third Party within thirty (30) days after the date of ViroPharma’s request, then such consent shall be deemed given by GSK. ViroPharma’s obligations hereunder shall not be affected by the sublicense of any or all of its rights hereunder. For purpose of clarity, an assignment under clauses (i) and (ii) of Section 14.9 below shall not be deemed to be a sublicense under this Agreement.

9.2 GSK Notification. ViroPharma shall notify GSK in writing of ViroPharma’s intent to enter into any sublicense agreement described in Section 9.1 above and/or the intent to amend any such sublicense, indicating the name of the intended Sublicensee and the scope of rights to be conveyed under the sublicense. After receiving written approval from GSK to enter into such sublicense, ViroPharma shall notify GSK of the execution of such sublicense or amendment thereto within thirty (30) day’s after execution, and provide GSK a copy of the executed sublicense agreement.

9.3 Termination of Sublicense. Any sublicense described in Section 9.1 above granted by ViroPharma under this ARTICLE IX shall provide for its termination upon: (i) termination of this Agreement; or (ii) termination of the University of Michigan Agreement.

9.4 Sublicense Terms and Conditions. Any sublicense agreement described in Section 9.1 above shall be consistent with the terms of this Agreement and shall contain acknowledgements by the Sublicensee of MICHIGAN’s rights in the Patent Rights, and the disclaimer of warranty and limitation on MICHIGAN’s liability, as provided in ARTICLE 11 of the University of Michigan Agreement. All such sublicenses shall also contain provisions under which the Sublicensee accepts duties to keep records; to allow audits; to avoid improper representations or responsibilities; to hold MICHIGAN harmless (to the extent required by Section 11.5 of the University of Michigan Agreement with respect to Sublicensees); to restrict the use of MICHIGAN’s name; and to control export; which duties shall be at least equivalent to those accepted by GSK in Sections 6.1, 6.2, 11.4, and 11.5 and ARTICLES 29 and 30 of the University of Michigan Agreement (to the extent provided therein).

ARTICLE X

FORCE MAJEURE

Except as otherwise provided in this Agreement, any delay or failure to perform under this Agreement arising from a force majeure event as specified herein shall not be deemed to be a default and will not terminate this Agreement, so that the same shall continue in suspense or part performance until such event shall have ceased. For the purpose of this ARTICLE X, a force majeure event is a labor strike, labor lockout, civil commotion, riot, invasion, war, fire, explosion, storm, flood, earthquake or governmental order. Further, any such force majeure event shall be applicable only: (i) if said event causes more than a thirty (30) day delay in the Party’s ability to perform under this Agreement; and (ii) if the Party affected by such event shall notify the other Party within three (3) days after the initial occurrence thereof, and again within three (3) days after the running of the thirty (30) day delay; and (iii) if such Party takes its best efforts based on reasonable business judgment to eliminate the cause of such event as soon as is reasonably feasible. Further, this ARTICLE X shall not under any circumstances permit, cause or result in delays in the aggregate of more than 365 days; any such delay that exceeds 365 days shall be considered a material breach under Section 6.5 hereof.

ARTICLE XI

NOTICES

All notices, requests, demands and other communications under this Agreement or in connection therewith, to be effective, shall be in writing in English and unless otherwise expressly provided herein shall be deemed to have been duly given or made on the date actually received by the addressee. Such notices, requests, demands or other communications shall be sent to a Party at its address or facsimile number as follows, or as otherwise designated by the Party by notice in accordance herewith:

If to ViroPharma:	ViroPharma Incorporated
405 Eagleview Boulevard
Exton, PA 19341
Attention: Vice President, Research and Development
Facsimile: 610-458-7380

With a copy to:	ViroPharma Incorporated
405 Eagleview Boulevard
Exton, PA 19341
Attention: Vice President, General Counsel
Facsimile: 610-458-2017

If to GSK:	GlaxoSmithKline
709 Swedeland Road
P.O. Box 1539
King of Prussia, PA 19406-0939
Attention: Senior Vice President, Worldwide Business Development
Facsimile: *******

With required copies to:
Glaxo Group Limited
c/o 980 Great West Road
Brentford, Middlesex TW8 9GS
Attention: Simon Bicknell, Company Secretary
Facsimile: *******

and

GlaxoSmithKline
One Franklin Plaza
200 N. 16th Street/ FP 2360
Philadelphia, Pennsylvania 19102
Attention: Senior Vice President, R&D Legal Operations
Facsimile: *******

If to Michigan:	The University of Michigan
Technology Management Office
Wolverine Tower, Room 2071
3003 South State Street
Ann Arbor, Michigan 48109-1280
Attention: File 546/546c1/546c2
Facsimile: *******

ARTICLE XII

WARRANTIES, REPRESENTATION AND INDEMNITY

12.1 Right to Grant and Complete Rights. Except as disclosed in Schedule 12.1 hereof, GSK represents and warrants to ViroPharma that GSK has the legal right to grant the licenses set forth in this Agreement and by granting such licenses, GSK will not breach any existing contract, agreement or arrangement related to the GSK Compounds and that the grant of such licenses and the entering into this Agreement will not result in any liability or obligation of GSK or ViroPharma to any Third Party, other than the obligations to MICHIGAN that ViroPharma has expressly assumed hereunder. Except as disclosed on Schedule 12.1 hereof, GSK represents and warrants to ViroPharma that the rights licensed to ViroPharma hereunder are free of any encumbrance, including, without limitation, claims, licenses and prior agreements, which would in any way impair the rights granted to, or create any liability on the part of, ViroPharma. GSK represents and warrants to ViroPharma that Schedule 1.24 is a complete list of all existing patents and patent applications that are either: (i) licensed to GSK; (ii) owned by GSK; or (iii) owned by GSK and MICHIGAN jointly, which claim the GSK Compounds, or are otherwise necessary to make, have made, use and sell GSK Compounds.

12.2 No Warranty of Patentability or Validity. GSK makes NO representations or warranties that the claims or patent applications within the Patent Rights are patentable in any country in the Territory or that patents will issue on such pending applications. GSK makes NO representations or warranties that the claims or patents within the Patent Rights are valid and enforceable or will be held valid and enforceable in any country in the Territory.

12.3 Limited Warranty of Non-Infringement. GSK makes NO representations or warranties that ViroPharma’s exercise of its rights hereunder will not infringe the patent rights or other intellectual property of Third Parties. Except as disclosed on Schedule 12.1, GSK represents and warrants to ViroPharma, that to GSK’s knowledge, as of the Effective Date, there is no action, suit, proceeding, alternative dispute resolution, mediation or investigation pending against GSK relating to the Patent Rights. Except as disclosed in Schedule 12.1, GSK further represents and warrants to GSK, that to GSK’s knowledge, as of the Effective Date, the manufacture, marketing, sale and use of the GSK Compounds in the Territory do not infringe or violate any patent rights of Third Parties. Except as disclosed in Schedule 12.1, as of the Effective Date, GSK has not received notice of any material claim that the practice of the Patent Rights infringes or violates any patent rights of Third Parties, which would have a material adverse effect on the Patent Rights conveyed under this Agreement.

12.4 University of Michigan Agreement. As of the Effective Date, GSK represents and warrants to ViroPharma that GSK is not in breach of any of its obligations under the University of Michigan Agreement, and that the University of Michigan Agreement has not been amended or modified since the date of its original execution. GSK shall not amend or modify the University of Michigan Agreement in any manner that imposes an obligation on, or restricts the rights of, ViroPharma hereunder without ViroPharma’s advance, written consent, which consent shall not be unreasonably withheld by ViroPharma. GSK shall send ViroPharma copies of all amendments or modifications to the University of Michigan Agreement within ten (10) days after the effective date of such amendments or modifications.

12.5 Existence of Unlicensed Patents. ViroPharma acknowledges that GSK owns (solely or jointly) or holds a license to other patents and patent applications which claim compounds which may be structurally similar to the GSK Compounds, which are not included in the Patent Rights, and to which ViroPharma has no rights under this Agreement. ViroPharma acknowledges that MICHIGAN owns other patents and patent applications which claim compounds which may be structurally similar to the GSK Compounds or may be useful in the preparation or use of the GSK Compounds, which are not included in the Patent Rights and to which ViroPharma has no rights under this Agreement.

12.6 Authorization. Each Party represents and warrants to the other Party that it is duly organized and has the authority to operate where it does business and its execution, delivery, and performance of this Agreement and the consideration set forth in this Agreement have been duly authorized by all necessary corporate action and, except as disclosed on Schedule 12.1, that this Agreement is not in conflict with any other agreements to which it is a party.

12.7 Compliance with Appropriate Law. Each Party represents and warrants to the other Party that it shall comply with any applicable international, national or local laws and regulations related to the subject matter of this Agreement and that a Party shall indemnify and hold harmless the other Party from actions related to a Party’s violation of such laws and regulations to the extent permitted by law.

12.8 Responsibility for Compliance. Each Party shall be, as to its own activities, responsible for compliance with laws applicable to any sale, manufacture or other use involving the GSK Compounds, Products and/or Know-How, including, without limitation, any applicable export control laws.

12.9 Limited Liability.

(a) General. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT, NEITHER VIROPHARMA NOR GSK WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (i) ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR (ii) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.

(b) GSK Disclaimer of Warranties. EXCEPT AS OTHERWISE SPECIFIED IN THIS ARTICLE XII, GSK DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS, NON-INFRINGEMENT, SAFETY, EFFICIENCY OF TECHNOLOGY OR COMMERCIAL VIABILITY OF TECHNOLOGY.

(c) Prohibition Against Inconsistent Representations. ViroPharma shall not, and shall require that its Affiliates and Sublicensees do not, make any statements, representations or warranties or accept any liabilities or responsibilities whatsoever to or with regard to any Person which are inconsistent with any disclaimer or limitation included in this ARTICLE XII.

12.10 MICHIGAN Warranties and Limitation on Liability. ViroPharma expressly acknowledges and accepts the terms of ARTICLE 11 of the University of Michigan Agreement regarding warranties and assumption of risks in respect of ViroPharma’s or its Affiliates or Sublicensee’s use, manufacture and sale of the Products in the Territory.

12.11 Indemnity. Each Party agrees to protect, defend, indemnify and hold harmless the other Party and its Affiliates and sublicensees and their directors, officers, employees, agents and representatives, from any liabilities, costs, damages and expenses (including reasonable attorney’s fees and expenses), obligations, claims or causes of action arising out of or related to any breach or claimed breach of the obligations, agreements, covenants, representations or warranties made by such Party herein.

12.12 ViroPharma General Indemnity. ViroPharma agrees to protect, defend, indemnify and hold GSK and its Affiliates and sublicensees and each of their directors, officers, employees, agents and representatives harmless from and against, and to pay any and all losses, liabilities, claims, demands, causes of action, lawsuits, or other proceedings (whether in contract, tort, strict liability or otherwise), fines, assessments, damages or any other amounts of whatever nature which GSK and its Affiliates and sublicensees, and each of their directors, officers, employees, agents and representatives may sustain or incur, including all reasonable attorney’s fees and expenses, as a consequence of any Third Party’s (including, but not limited to, ViroPharma’s or its Affiliates or Sublicensees and each of their officers, directors, employees, agents, consultants, or representatives) claims and demands arising from the use in the Field and in the Territory of the Patent Rights, GSK Compounds, Products and/or Know-How or the testing, operation, use, sale or manufacture of the GSK Compounds and Products by ViroPharma or its Affiliates or its Sublicensees to the extent such liability is not (a) due to GSK’s or its Affiliates’ or sublicenees’ negligence or willful misconduct, or (b) related to any circumstance for which GSK is obligated to indemnify ViroPharma under Section 12.11 above (“GSK Indemnity Claim”) and on the following conditions:

(a) GSK will promptly notify ViroPharma in writing of notice of any claims or the commencement of any action, if a claim in respect thereof is to be made against ViroPharma under this Section 12.12.

(b) ViroPharma shall have the right to, and upon written notice to GSK shall, assume primary responsibility for managing the defense of any claim, action, suit or proceeding brought against GSK that involves a GSK Indemnity Claim, in which event GSK shall cooperate fully with ViroPharma in such defense and GSK shall take no action which, or fail to take some action the omission of which, might compromise the rights of ViroPharma under this Agreement.

(c) ViroPharma, at its discretion, may settle any GSK Indemnity Claim at its sole cost and expense in any manner that does not impose any penalty or obligation on GSK or compromise the rights of GSK under this Agreement or with respect to the Patent Rights, GSK Compounds, Products and/or Know-How.

12.13 GSK General Indemnity For Claims Outside the Field and Outside the Territory. GSK agrees to protect, defend, indemnify and hold ViroPharma and its directors, officers, employees, agents and representatives harmless from and against, and to pay any and all losses, liabilities, claims, demands, causes of action, lawsuits, or other proceedings (whether in contract, tort, strict liability or otherwise), fines, assessments, damages or any other amounts of whatever nature which ViroPharma, its directors, officers, employees, agents and representatives may sustain or incur, including all reasonable attorney’s fees and expenses, as a consequence of any Third Party’s (including, but not limited to, GSK’s officers, directors, employees, agents, consultants, representatives or servants) claims and demands arising from the use, testing, operation, sale or manufacture of the GSK Compounds and Product by GSK or its Sublicensees (other than ViroPharma and it sublicensees), (a) outside the Field in the Territory, or (b) outside the Territory, to the extent such liability is not due to ViroPharma and its Affiliates and Sublicensee’s negligence or willful misconduct or related to any circumstance for which ViroPharma is obligated to indemnify GSK under Section 12.11 above (“ViroPharma Indemnity Claim”) and on the following conditions:

(a) ViroPharma will promptly notify GSK in writing of notice of any claims or the commencement of any action, if a claim in respect thereof is to be made against GSK under this Section 12.13.

(b) GSK shall have the right to, and upon written notice to ViroPharma shall, assume primary responsibility for managing the defense of any claim, action, suit or proceeding brought against ViroPharma that involves an ViroPharma Indemnity Claim, in which event ViroPharma shall cooperate fully with GSK in such defense and ViroPharma shall take no action which, or fail to take some action the omission of which, might compromise the rights of GSK under this Agreement.

(c) GSK, at its discretion, may settle any such ViroPharma Indemnity Claim at its sole cost and expense in any manner that does not impose any penalty or obligation on ViroPharma or compromise the rights of ViroPharma under this Agreement or with respect to the Patent Rights, GSK Compounds, Products and/or Know-How, or the ViroPharma Patents and Know-How.

12.14 Defense of Claim, Action, Suit or Proceeding brought by MICHIGAN. ViroPharma agrees that GSK shall assume sole responsibility for managing the defense of any claim, action, suit or proceeding brought against GSK and/or ViroPharma by MICHIGAN. Further, GSK may settle such claim, action, suit or proceeding in its sole discretion and at its expense. GSK agrees to seek resolution of the dispute with MICHIGAN regarding ownership of certain Patent Rights, consistent with GSK’s goals and interests using reasonable diligence consistent with GSK’s past efforts. GSK agrees to keep ViroPharma reasonably informed of any progress toward resolution of such dispute. ViroPharma may comment on the resolution of such dispute, which comments GSK, in its sole discretion, may accept or reject.

12.15 No Warranty as to Inventorship or Ownership of Patent Rights or Potential Legal Action. Except as expressly set forth in the last sentence of this Section 12.15, GSK makes NO representations or warranties as to the inventorship or ownership of patents within the Patent Rights, as to MICHIGAN or under the University of Michigan Agreement. ViroPharma expressly acknowledges the disclosure attached hereto as Schedule 12.1, and incorporated herein by reference, whereby GSK has disclosed certain facts regarding ownership of the Patent Rights. Except as expressly set forth in the last sentence of this Section 12.1, ViroPharma expressly acknowledges that it has conducted its own independent analysis of the terms of the University of Michigan Agreement and risks inherent in the facts set forth in Schedule 12.1 and further expressly acknowledges that it is not acting in reliance on MICHIGAN, the University of Michigan Agreement or GSK with respect to such facts and risks. Notwithstanding any exclusion or limitation of any representation or warranty made by GSK in this Agreement, GSK represents and warrants that if any Person was named as an inventor in any of the Patent Rights incorrectly, or any Person was omitted as a named inventor in any of the Patent Rights, such misnaming or omission was done through error and without deceptive intent.

12.16 The *******. ViroPharma and GSK acknowledge and agree that each Party will bear its own risk for any losses, liabilities, claims, demands, causes of action, lawsuits, or other proceedings (whether in contract, tort, strict liability or otherwise), fines, assessments, damages or any other amounts of whatever nature, including attorney’s fees and expenses, whether actual or contingent or known or unknown, arising out of, related to, or connected with the ******* (as such term is defined on Schedule 12.1).

12.17 Survival. The indemnities and warranties of this ARTICLE XII shall survive the termination or expiration of this Agreement.

12.18 Insurance.

(a) At all times during which any Product is being used in clinical trials. ViroPharma shall obtain and maintain, at its own expense, clinical trial/product liability coverage from an insurance company or companies reasonably satisfactory to GSK in the amount of at least six million dollars ($6,000,000) combined single limit coverage. At all times during which any Product is commercially marketed in any country of the Territory, ViroPharma shall take out and maintain at it’s own expense, product liability coverage from any insurance company or companies reasonably satisfactory to GSK in an amount to be determined in good faith by the Parties prior to the first Commercial Sale of a Product hereunder. If any such coverage is issued on a “claims made” basis, ViroPharma shall take out and maintain at its own expense, tail insurance on such coverage beginning on the date the relevant insurance obligation ends and ending not less than two (2) years thereafter. The insurance policy relating to such coverage shall name GSK as an additional insured by way of endorsement or otherwise as their respective interests may appear.

(b) Within thirty (30) day’s after the Effective Date, ViroPharma shall cause to be delivered to GSK an insurance certificate evidencing the insurance coverage required hereunder. Such insurance certificate shall name GSK as an additional insured as their respective interests may appear and shall include a certification that such insurance coverage includes contractual coverage for ViroPharma’s liability under this Agreement.

ARTICLE XIII

PATENT MISCELLANEOUS

13.1 Patent Marking. ViroPharma agrees to mark all Products or their containers that are made, used, or sold under the terms of this Agreement, in accordance with applicable patent marking laws.

13.2 Registration of Licenses. ViroPharma agrees to register and give required notice concerning this Agreement through itself or through its Affiliates or Sublicensee, in each country of the Territory where there exists a Valid Claim within the Patent Rights and an obligation under law to so register or give notice and to pay all costs and legal fees connected therewith and shall otherwise comply with all national laws applicable to this Agreement. GSK agrees to fully cooperate with ViroPharma to comply with the obligations under this Section 13.2, including executing any documents and taking additional actions as ViroPharma may reasonably request in connection therewith.

13.3 Patent Term Extension. Both Parties hereby agree to fully cooperate with each other and obtain an extension of the term of any patent included within the Patent Rights under the applicable laws of any country. Each Party agrees to execute such documents and to take additional actions as the other Party may reasonably request in connection therewith.

ARTICLE XIV

MISCELLANEOUS

14.1 Publication. ViroPharma and GSK reserve the right to publish or otherwise publicly disclose the results of, or information developed pursuant to, any research with respect to the GSK Compounds licensed under this Agreement; provided, however, such publication or disclosure does not disclose the other Party’s Confidential Information. The publishing Party agrees to permit the non-publishing Party to review the content of any intended scientific publication or presentation by submission of all such scientific manuscripts or similar materials to the non-publishing Party at least forty-five (45) days prior to their public presentation or submission. If the non-publishing Party notifies the publishing Party during this period that the non-publishing Party proposes to file patent applications or seek other intellectual property protection relating to matters contained in such disclosure, such disclosure shall be delayed until after such patent applications are filed or other intellectual property protection secured.

14.2 Acknowledgment of Continuing Research. ViroPharma acknowledges that GSK is engaged in continuing studies and research collaborations with respect to the GSK Compounds. ViroPharma acknowledges and agrees that GSK retains the right to make, use and transfer the GSK Compounds (i) outside of the Field throughout the word, and (ii) in the Field outside of the Territory, in support of such studies and research collaborations.

14.3 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

14.4 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter of the Agreement and merges and supersedes all prior discussions, proposals, offers, and agreements, including but not limited to the MTA with respect to the subject matter of this Agreement. This Agreement hereby terminates the MTA in its entirety, such termination to be effective on the Effective Date.

14.5 Limitation of Authority. Nothing in this Agreement shall be deemed to make either Party the agent or partner of the other or to create a partnership or joint venture between the Parties. Neither ViroPharma nor GSK shall have any authority arising out of this Agreement to create any implied or express liability or obligation in the name or on behalf of the other Party, and neither Party shall enter into any contract with any Person that purports to bind the other Party.

14.6 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, exclusive of its choice-of-law rules.

14.7 No Waiver. The failure of any Party to enforce or demand performance of any term of this Agreement shall not be deemed a wavier of any said term or right. A waiver may only be executed in writing and signed by the Party granting such waiver.

14.8 United States Law; Export. This Agreement shall be subject to all United States laws and regulations now or hereafter applicable to the subject matter of this Agreement. ViroPharma shall comply, and shall require its Affiliates and Sublicensees to comply, with all provisions of any applicable laws, regulations, rules and orders relating to the license herein granted and to the testing, production, transportation, export, packaging, labeling, sale or use of Products, or otherwise applicable to ViroPharma’s or its Affiliates or Sublicensees activities hereunder. ViroPharma shall obtain, and shall require its Affiliates and Sublicensees to obtain, such written assurances regarding export and re-export of technical data (including Products made by use of technical data) as may be required by the Office of Export Administration Regulations, and ViroPharma hereby gives such written assurances as may be required under those Regulations to GSK and MICHIGAN.

14.9 Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, which consent will not be unreasonably withheld; provided, however, that either Party may assign this Agreement without such consent to (i) any Affiliate of such Party (provided that such Affiliate remains an Affiliate of such Party), or (ii) a purchaser or successor of the entire business associated with, or that is the subject matter of, this Agreement or in the event of a merger, consolidation or corporate combination with another company.

14.10 Binding Agreement. This Agreement is binding upon and shall inure to the benefit of the legal representatives, administrators, successors, licensees, and permitted assigns of ViroPharma or GSK.

14.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A Party’s signature may be transmitted by facsimile, thereby constituting a signed and delivered document.

14.12 Headings. The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

14.13 Responsibility for Expenses. Each Party is responsible for its own expenses related to the execution of this Agreement.

14.14 Amendments. No amendment or modification to this Agreement is effective unless in writing and signed by both Parties.

14.15 Use of MICHIGAN’s Name. Subject to Section 8.4 above, ViroPharma agrees to refrain from using, and to require its Affiliates and Sublicensees to refrain from using, the name MICHIGAN in publicity or advertising without the prior written approval of MICHIGAN. Reports in scientific literature and presentations of research and development work shall not be considered publicity subject to the provisions of this Section 14.15.

14.16 Publicity. Except as may be required under applicable law, a Party may make a press release, publicity or other form of public written disclosure regarding this Agreement only after it is submitted to the other Party for written approval prior to its release or disclosure. Such approval shall not be unreasonably withheld. Once any written statement is approved for disclosure by the Parties or information is otherwise made public as permitted by this Agreement, either Party may make a subsequent public disclosure of the contents of such statement without further approval of the other Party.

14.17 Survival. Any and all provisions, promises and warranties contained herein which by their nature or effect are required or intended to be observed, kept or performed after expiration or termination of this Agreement will survive the expiration or termination of this Agreement and remain binding upon and for the benefit of the Parties hereto.

ARTICLE XV

ARIBTRATION

If the Parties cannot agree on the terms under which GSK shall have the right to use the ViroPharma Development data and the ViroPharma Patents and Know-How pursuant to Section 2.4 above, the matter shall be submitted to arbitration. Any arbitration hereunder shall be conducted under the Rules of Commercial Arbitration of the American Arbitration Association then in effect. Each such arbitration shall be conducted in the English language by a panel of three (3) arbitrators, and shall be held in Philadelphia, Pennsylvania. ViroPharma will select one (1) of the arbitrators, GSK will select one (1) of the arbitrators, and such arbitrators so selected by each Party will jointly agree on and select the third arbitrator. The rules of evidence as then in effect in the Commonwealth of Pennsylvania shall be followed throughout the arbitration proceedings, including without limitation, any preliminary hearing. The decision of the arbitration panel in any such arbitration shall be final, binding and not appealable. Each Party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared by the Parties. Each Party hereby consents to the jurisdiction of the federal courts of the United States in Philadelphia, Pennsylvania for the purposes of enforcing the decisions entered pursuant to an arbitration hereunder. This arbitration provision shall be deemed to be self-executing, and in the event either Party fails to appear at any properly noticed arbitration proceeding, an award may be entered against such Party notwithstanding said failure to appear.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below but effective as of the Effective Date.

VIROPHARMA INCORPORATED

By:	/s/ Thomas F. Doyle
Name:	Thomas F. Doyle
Title:	Vice President and General Counsel

SMITHKLINE BEECHAM CORPORATION

By:	/s/ Donald F. Parman
Name:	/s/ Donald F. Parman
Title:	Vice President and Secretary

GLAXO GROUP LIMITED

By:	/s/ Victoria LLewellyn
Name:	Victoria LLewellyn
Title:	Assistant Secretary

SCHEDULE 1.11

FIRST GSK COMPOUND

1263W94

[Diagram of Compound Structure]

SCHEDULE 1.24

PATENT RIGHTS

*******

SCHEDULE 1.31

SECOND GSK COMPOUND

GW275175X

[Diagram of Compound Structure]

SCHEDULE 4.1

Form Royalty Report

VIROPHARMA INCORPORATED

ROYALTY CALCULATION

FOR PERIOD ENDING

U.S.A.

Net Sales

Less Deductions (itemized and identified to the extent

Information is separately available)

Net Sales (as defined in License Agreement)

        % Royalty

FOREIGN

COUNTRY NAME:

Net Sales

Exchange Rate as of

Less Deductions (itemized and identified to the extent

Information is separately available and

collected centrally)

Net Sales (as defined in License Agreement)

        % Royalty

TOTAL ROYALTY DUE

Less Special Deductions, if any (itemized and identified)

TOTAL REMITTANCE

SCHEDULE 7.12

Technology Transfer

List of Materials, Data, and Information Previously Provided to ViroPharma under the Material Transfer Agreement, dated April 17, 2003

1.	500 mg of the First GSK Compound

2.	Completed clinical study reports for study CMAB1001

3.	Draft data and summaries for clinical studies CMAB 1002, CMAA 1003, and CMAA 1004

4.	Methods for drug substance (MA-1282-1) and drug product (MA1237-1) content and impurity analyses (methods to product confirming COA) for the First GSK Compound

5.	Method for determination of polymorph (MA1419-0) for the First GSK Compound

6.	Reports on drug substance and drug product stability through 24 months of storage (RD1997/01777/00) and RD199702073/00) for the First GSK Compound

7.	1263W94 Analytical Discussion (chromatographic impurity profile for drug substance and chromotographic impurity profile and dissolution profile for ******* drug product)

8.	Summary of drug substance (1263W94) testing history

9.	QA Statements for retest dates and Certificates of Analysis for 3 batches of clinical grade drug substance (Batches R1970/143/1, R1970/156/1, and R1970/162/1) for the First GSK Compound

10.	Certificates of Analysis for analytical working standard that has been requalified for use (Batch R1970/62/1) for the First GSK Compound

11.	Summary of formulation development activities for 1263W94 *******

Section 7.12

(Continued)

Additional materials, data and information to be provided to ViroPharma within 30 days of the Effective Date:

1.	The most recent copy of IND ******* along with copies of all correspondence with the FDA within 30 days of signing the agreement

2.	Approximately 170 ******* of ******* of drug product containing the First GSK Compound

3.	Additional small scale batches of drug substance for the First GSK Compound (each approximately 20 kg)

4.	If available, specifications and methods for starting materials and intermediates for the First GSK Compound

5.	Placebo ******* to match ******* for the First GSK Compound

6.	If available, dissolution methods for the First GSK Compound (*******)

7.	Analytical reference standards if available for the First GSK Compound

8.	Enantiomeric impurity profiles for the First GSK Compound

9.	If available, enantiomeric method for First GSK Compound

10.	If available, additional supportive methods for First GSK Compound such as water content

11.	XRD of the available diffractions of any polymorphs for the First GSK Compound, which includes methods and copies, if available

12.	Synthetic methods for 4469W94, a major metabolite of the First GSK Compound, if available

13.	If available, copies of batch records for batches transferred to ViroPharma containing the First GSK Compound (*******; active and placebo)

14.	Published CMV isolates from patient samples

15.	Case Report Forms for clinical studies CMAB 1001, CMAB 1002, CMAA 1003, and CMAA 1004.

16.	Copies of pharmacology (including virology), pharmacokinetic, toxicology and toxicokinetic studies in their most final form for the First GSK Compound.

17.	ViroPharma shall be permitted to review raw data generated in all pharmacology, pharmacokinetic, toxicology and toxicokinetic studies, including all data located at current GSK sites or at 3rd party vendors contracted to perform such studies.

18.	Clinical Investigators Brochure for the First GSK Compound.

SCHEDULE 12.1

Exceptions to Representations

Disclosure of Certain Facts Regarding *******

ViroPharma acknowledges the disclosure of the following facts:

*******

ViroPharma acknowledges that it has conducted its own independent risk assessment of the *******, and that it is NOT acting in reliance on GSK’s statements, representations, warranties or interpretation of the facts constituting the *******.

Each of ViroPharma and GSK acknowledges that each Party is bearing its own risk with respect to all claims, known or unknown, that may arise from the *******, and further acknowledges that neither Party will be entitled to indemnification for any claim, known or unknown, related to the *******.

SCHEDULE 12.1

(Continued)

Exceptions to Representations

Disclosure of Certain Facts Regarding *******

ViroPharma acknowledges receipt of disclosure of the following facts regarding *******:

ViroPharma has received copies of U.S. Patent Numbers 5,998,605, 6,077,832, 6,307,043 and PCT Publication Number WO96/01833 in connection with GSK compound number 1263W94 and U.S. Patent Number 6,455,507 and PCT Publication Number WO 98/56761 in connection with GSK compound number GW275175X and various other due diligence materials regarding the Patent Rights.

The patents and patent applications corresponding to WO 98/56761 are assigned jointly to GSK and MICHIGAN.

The patents and patent applications corresponding to WO96/01833 are assigned to GSK.

The GSK Compounds are subject to the University of Michigan Agreement. The University of Michigan Agreement specifies certain royalties owed to MICHIGAN. ViroPharma acknowledges that it has received a Confidential copy of the University of Michigan Agreement and understands the terms provided therein.

MICHIGAN has ******* WO96/01833. MICHIGAN has ******* that ******* should *******. ******* the MICHIGAN ******* would ******* MICHIGAN ******* WO96/01833.

In October 1998 GSK ******* the ******* of the ******* corresponding to WO96/01833.

In November 1998 GSK provided to MICHIGAN ******* indicating that GSK ******* of the subject matter ******* WO96/01833. ViroPharma acknowledges receipt of a Confidential copy of the ******* dated November 24 1998.

Subsequent to the *******, MICHIGAN ******* the ******* WO96/01833.

In April 1999, GSK invited MICHIGAN to participate in an ******* and ******* and ******* of ******* corresponding to WO96/01833. MICHIGAN has recently agreed to participate in an ******* and ******* of ******* and GSK and MICHIGAN are in the process of ******* an ******* to ******* WO96/01833.

If MICHIGAN’s ******* are ******* to be ******* of the subject matter claimed in ******* corresponding to WO96/01833, the ******* corresponding to WO96/01833 ******* by GSK and MICHIGAN.

ViroPharma acknowledges that GSK has disclosed to ViroPharma that GSK believes that the University of Michigan Agreement specifies a higher royalty rate payable to MICHIGAN ******* GSK and MICHIGAN than for *******. ViroPharma accepts any risk that if MICHIGAN ******* are ******* corresponding to WO 96/01833, ViroPharma may be ******* MICHIGAN under ******* described in Section 5.1(i)(a) of the University of Michigan Agreement. ViroPharma accepts any risk that if MICHIGAN *******based upon *******, MICHIGAN may ******* and ******* to obtain ******* at such ******* and/or attempt to have their ******* corresponding to WO 96/01833, which action, if successful may also *******.

ViroPharma acknowledges that it has conducted its own independent analysis of the terms of the University of Michigan Agreement and the ******* of 24 November 1998, and that it is NOT acting in reliance on GSK’s interpretation of the ******* to MICHIGAN.